UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c.  20549

FORM S-8

registration statement
under the securities act of 1933

MET-PRO CORPORATION
(Exact name of registrant as specified in its charter)

PENNSYLVANIA (State or Other Jurisdiction of Incorporation or Organization)		23-1683282 (I.R.S. Employer Identification No.)

Met-Pro Corporation 160 Cassell Road, P.O. Box 144 Harleysville, Pennsylvania 19438 (215) 723-6751
(Address, including Zip Code, of Registrant’s Principal Executive Offices)

MET-PRO CORPORATION 2008 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Raymond J. De Hont
Chairman, Chief Executive Officer and President
160 Cassell Road, P.O. Box 144
Harleysville, Pennsylvania  19438
(215) 723-6751
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jeffrey H. Nicholas, Esquire Fox Rothschild LLP 2700 Kelly Road Suite 300 Warrington, PA 18976-3624	Gary J. Morgan, Secretary Met-Pro Corporation 160 Cassell Road P.O. Box 144 Harleysville, PA 19438

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer.  See definition of  “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.     Large accelerated filer [    ] Accelerated filer [ X ] Non-accelerated filer [    ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Shares, $0.10 par value (4)	750,000 shares	$11.795	$8,846,250	$ 493.62

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional Common Shares that may be issued pursuant to stock splits, stock dividends or similar transactions in accordance with the provisions of the 2008 Equity Incentive Plan.

(2)
Calculated in accordance with Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low price of the Common Shares as reported on the New York Stock Exchange on December 4, 2008.

(3)	The proposed maximum offering price multiplied by $55.80 per million.

(4)
Includes rights to purchase Met-Pro Corporation Common Shares pursuant to a Rights Agreement. No separate consideration is paid for these rights, and as a result, the registration fee for these rights is included in the fee for the Common Shares.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information.*

*Information required by Part I of Form S-8 shall be included in documents to be furnished to participants in the Company’s 2008 Equity Incentive Plan pursuant to Rule 428(b)(1)(i) of the Securities Act and the Introductory Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

We hereby incorporate by reference into this registration statement the following documents and information that we have earlier filed with the Securities and Exchange Commission (the “SEC”):

(1)	Annual Report on Form 10-K for our fiscal year ended January 31, 2008;

(2)	Definitive Proxy Statement for our 2008 Annual Meeting of Shareholders;

(3)	Quarterly Report on Form 10-Q for our fiscal quarter ended April 30, 2008;

(4)	Quarterly Report on Form 10-Q for our fiscal quarter ended July 31, 2008;

(5)	Current Report on Form 8-K dated October 14, 2008;

(6)	Current Report on Form 8-K dated October 3, 2008;

(7)	Current Report on Form 8-K dated August 22, 2008;

(8)	Current Report on Form 8-K dated June 10, 2008;

(9)	Current Report on Form 8-K dated June 4, 2008;

(10)	Current Report on Form 8-K dated May 23, 2008;

(11)	Current Report on Form 8-K dated February 29, 2008;

(12)	Current Report on Form 8-K dated February 12, 2008;

(13)	Current Report on Form 8-K dated February 6, 2008;

(14)	The description of the Company’s Rights to purchase Common Stock contained in our Registration Statement on Form 8-A that we filed with the SEC on January 7, 2000; and

(15)	All other reports that we have filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act, as amended (the “Exchange Act”) since January 31, 2008.

In addition, we hereby incorporate by reference into this registration statement all documents that we subsequently file with to the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold.  Each document that is so incorporated by reference shall be deemed to be a part of this registration statement from the date of the filing of each document with the SEC.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Fox Rothschild LLP, Philadelphia, PA, will pass upon the validity of the Common Shares of the Company offered by this Registration Statement.  Partners of Fox Rothschild LLP beneficially own less than 1% of the Company’s issued and outstanding Common Shares.

Item 6.	Indemnification of Directors and Officers.

Article 13 of our Articles of Incorporation provide for indemnification of our directors and officers to the fullest extent  allowed by the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), including advancement of expenses.

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the BCL contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel and related matters.

Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 will be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel, or (iii) by the shareholders.

Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding under Section 1741 or Section 1742 if the appropriate standards of conduct are met.

Section 1745 provides that expenses (including attorney’s fees) incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by the corporation.

Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL will not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against that liability under Subchapter 17D of the BCL.

Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs and personal representative of such person.

Section 1713 permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness.  This Section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of liability or responsibility under a criminal statute.  Section 16.4 of our bylaws provides that a director shall not be personally liable as such for monetary damages for any action taken, or any failure to take action, unless (a) the director has breached or failed to perform the duties of his or her office as specified by the bylaws; and (b) the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness; provided, however, that the foregoing shall not be deemed to apply to the responsibility of any director for any criminal statute or the liability of a director for the payment of taxes pursuant to local, state or federal law.

Our bylaws provide for indemnification of all officers and directors against liabilities or expenses incurred in connection with any action, suit or proceeding unless a court determines that the officer’s or director’s actions or omissions constituted willful misconduct or recklessness.  Our bylaws also provide that expenses incurred by a director or officer in defending any such action may be advanced by us if the director or officer undertakes to repay such amount if it is determined that he is not entitled to indemnification.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

The Company has obtained insurance covering its directors and officers against losses and insuring the Company against certain of its obligations to indemnify its officers and directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4	Shareholders’ Rights Plan (incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 6, 2000)

5.1	Opinion and Consent of Fox Rothschild LLP

23.1	Consent of Margolis & Company P.C.

23.2	Consent of Fox Rothschild LLP (See Ex. 5.1)

24.1	Power of Attorney (filed with signature pages to this Registration Statement)

99.1	2008 Equity Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement filed with the SEC on April 18, 2008 for the 2008 Annual Meeting of Shareholders)

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act f 1934 that are incorporated by reference in the registration statement.

(iv)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall to be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities being registered in this registration statement, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Met-Pro Corporation hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Harleysville, Commonwealth of Pennsylvania, on the 8th day of December, 2008.

MET-PRO CORPORATION

By: /s/ Raymond J. De Hont
Raymond J. De Hont, Chairman,
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond J. De Hont and Gary J. Morgan, and each of them individually, his true and lawful attorney-in-fact and agent for him and is his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done to and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Raymond J. De Hont Raymond J. De Hont	Chairman, Chief Executive Officer and President [Principal Executive Officer]	December 8, 2008
/s/Gary J. Morgan Gary J. Morgan	Vice President – Finance Secretary, Treasurer and Director [Principal Financial and Principal Accounting Officer]	December 8, 2008
/s/ Nicholas DeBenedictis Nicholas DeBenedictis	Director	December 8, 2008
/s/George H. Glatfelter George H. Glatfelter	Director	December 8, 2008

Signature	Title	Date
/s/ Alan Lawley Alan Lawley	Director	December 8, 2008
/s/Michael J. Morris Michael J. Morris	Director	December 8, 2008
/s/ Constantine N. Papadakis Constantine N. Papadakis	Director	December 8, 2008

EXHIBIT INDEX

Exhibit Number	Description

4	Shareholders’ Rights Plan (1)

5.1	Opinion and Consent of Fox Rothschild LLP

23.1	Consent of Margolis & Company P.C.

23.2	Consent of Fox Rothschild LLP (See Ex. 5.1)

24.1	Power of Attorney (filed with signature pages)

99.1	2008 Equity Incentive Plan (2)

(1) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 6, 2000.

(2) Incorporated by reference to Appendix A to the Definitive Proxy Statement filed with the SEC on April 18, 2008 for our 2008 Annual Meeting of Shareholders.